Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-256214 and 333-260833) and Form S-8 (Nos. 333-253340 and 333-260834) of Chesapeake Energy Corporation (Predecessor) of our report dated February 24, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
February 24, 2022